Exhibit 99.1

Protalix BioTherapeutics Receives Confirmation of Order for over $24 Million of alfataliglicerase to Treat Gaucher Patients in Brazil

Shipment Size for Fourth Quarter of 2017 Represents Annual Revenues
of approximately $42 Million

CARMIEL, Israel, December 27, 2016 //GlobeNewswire - Protalix BioTherapeutics, Inc. (NYSE MKT:PLX, TASE:PLX) (the “Company”) announced today the confirmation of the recent letter of intent to purchase alfataliglicerase to treat Gaucher patients in Brazil by the Brazilian Ministry of Health (the “Brazilian Ministry”). The Brazilian Ministry’s order consists of a number of shipments during 2017 for a total of approximately $24.3 million. Shipments are to start in mid-2017 and continue through the end of the year, in increasing volumes. The size of the final shipment of this order represents annual revenues of approximately $42 million.

“This order for alfataliglicerase will further bolster our liquidity, and we expect it to bring us close to the breakeven point for the fourth quarter of 2017. We also anticipate having data from a number of our ongoing clinical programs during 2017,” said Mr. Moshe Manor, Protalix’s President and Chief Executive Officer. “The upcoming year will be an exciting one for our company as our narrative is changing and we now have the ability to realize significant potential clinical and commercial value-creating opportunities.”

Gaucher disease is a rare lysosomal storage disorder. Alfataliglicerase is a plant cell-expressed form of the glucocerebrosidase enzyme that was approved by the Brazilian National Health Surveillance Agency in March 2013 for the long-term treatment of adults with Type I Gaucher disease and in November 2016 for the long-term treatment of children four years of age and above with Type I Gaucher disease.

The Company owns all rights to alfataliglicerase in Brazil.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx(R).  Protalix’s unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner. Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the U.S. Food and Drug Administration (FDA) in May 2012 and, subsequently, by the regulatory authorities of other countries.  Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights for taliglucerase alfa, excluding Brazil, where Protalix retains full rights.  Protalix’s development pipeline includes the following product candidates: PRX-102, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; OPRX-106, an orally-delivered anti-inflammatory treatment; PRX-110 for the treatment of Cystic Fibrosis; and others.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “expect,” “anticipate, “believe,” “estimate,” “plan” and “intend” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk.  Factors that might cause material differences include, among others: risks related to the ultimate purchase by Fundação Oswaldo Cruz of alfataliglicerase pursuant to the stated purchase intentions of the Brazilian Ministry of Health of the stated amounts, if at all; risks related to the successful conclusion of our negotiations with the Brazilian Ministry of Health regarding the purchase of alfataliglicerase generally; risks related to our commercialization efforts for alfataliglicerase in Brazil; risks relating to the compliance by Fundação Oswaldo Cruz with its purchase obligations and related milestones under our supply and technology transfer agreement; risks related to the amount and sufficiency of our cash and cash equivalents; risks related to the amount of our future operating expenses; failure or delay in the commencement or completion of our preclinical and clinical trials which may be caused by several factors, including: slower than expected rates of patient recruitment; unforeseen safety issues; determination of dosing issues; lack of effectiveness during clinical trials; inability to monitor patients adequately during or after treatment; inability or unwillingness of medical investigators and institutional review boards to follow our clinical protocols; and lack of sufficient funding to finance clinical trials; the risk that the results of the clinical trials of our product candidates will not support our claims of safety or efficacy, that our product candidates will not have the desired effects or will be associated with undesirable side effects or other unexpected characteristics; risks relating to our ability to make scheduled payments of the principal of, to pay interest on or to refinance our outstanding notes or any other indebtedness; our dependence on performance by third party providers of services and supplies, including without limitation, clinical trial services; delays in our preparation and filing of applications for regulatory approval; delays in the approval or potential rejection of any applications we file with the FDA or other health regulatory authorities, and other risks relating to the review process; the inherent risks and uncertainties in developing drug platforms and products of the type we are developing; the impact of development of competing therapies and/or technologies by other companies and institutions; potential product liability risks, and risks of securing adequate levels of product liability and other necessary insurance coverage; and other factors described in our filings with the U.S. Securities and Exchange Commission. The statements in this press release are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Investor Contact

Marcy Nanus

The Trout Group, LLC

646-378-2927

mnanus@troutgroup.com

Source: Protalix BioTherapeutics, Inc.